Exhibit 99.22

Press Release	Source: Cord Blood America

Cord Blood America Signs Agreement with NeoStem, Launches Adult Stem Cell Storage Practice

Wednesday August 24, 9:30 am ET

LOS ANGELES, Aug. 24, 2005 (PRIMEZONE) -- Cord Blood America, Inc. (OTC BB:CBAI.OB - News), an umbilical cord blood stem cell preservation company, is pleased to announce it has entered into a sales and marketing agreement with NeoStem Inc. for the purpose of marketing NeoStem's services throughout the United States. NeoStem Inc., operating the first and only autologous adult stem cell bank in the world, is pioneering the pre-disease collection, processing and storage of adult stem cells for future medical treatments.

ADULT STEM CELL THERAPEUTICS

The use of adult stem cells as a treatment option for those who develop heart disease, certain types of cancer and other critical health problems is a burgeoning area of clinical research today. NeoStem's mission is to be the leading provider of adult stem cell medical services, a field independent of embryonic stem cell research. Emerging therapies involving one's own adult stem cells are expected to grow rapidly as regenerative medicine revolutionizes treatment options in the 21st Century. For example, over 5,000,000 Americans have chronic heart disease and over 550,000 new cases are being diagnosed every year, with no effective therapy. Adult stem cells are capable of repairing heart muscle, leading the American Heart Association to recognize adult stem cell transplantation for cardiac patients as among the ``Top 10 Lifesaving Advances of 2003.''

NEW REVENUE STREAM

This three-year, non-exclusive agreement provides Cord Blood America with an important and potentially significant new revenue stream as an aging but wealthy U.S. population seeks out medical treatments that can provide a longer and healthier life. Cord Blood America intends to immediately commence marketing the services of NeoStem to its current customer base.

Larry A. May, Chief Executive Officer of NeoStem, stated, ``NeoStem is delighted to work with Cord Blood America to bring adult stem cell banking to individuals and families throughout the United States. We are impressed with Cord Blood America's marketing experience and capabilities and expect a very successful partnership. Tissue repair and regenerative medicine are the future of medicine. We believe that partnering with Cord Blood America will position NeoStem properly to take advantage of this new medical therapy.''

Matthew L. Schissler, Chairman and CEO of Cord Blood America, states, ``Adults carry life-saving stem cells in their blood stream and NeoStem has now developed a unique way to harvest and cryogenically freeze this tremendous resource. Given the fact we currently have an educated customer base that already believes in stem cell therapeutics and therefore, an inherently high-level of interest in the storage of their own cells, this agreement is a natural fit into our business model. By leveraging our expertise, current customer base and future customer base, Cord Blood America can offer a second stem cell offering while maintaining minimal customer acquisition costs.

Schissler goes on to say, ``All indications point to adult stem cell treatment as playing a very important role in the future of our nation's health care, so it was imperative that we entered this market for the benefit of our current and future customers. We're extremely pleased to be doing so with NeoStem. As no other national companies appear to be marketing this therapeutic technology, the fact that we are able to do so with the pioneer in this field should serve shareholders with a clear indication of our abilities and reputation amongst our peers and we look forward to adding great shareholder value as a result.''

This press release is available on the Cord Blood America IR HUB for investor commentary, feedback and questions. Investors are asked to visit http://www.agoracom.com/IR/CordBloodAmerica . Alternatively, investors are asked to e-mail all questions and correspondence to CBAI@agoracom.com where they can also request addition to the investor e-mail list to receive all future press releases and correspondence directly.

About NeoStem

Based in Agoura Hills, CA, NeoStem Inc. is pioneering the pre-disease collection, processing and storage of adult stem cells for future medical treatments. NeoStem is engaged in autologous stem cell collection for therapy, which does not involve embryonic or fetal stem cells in any way. NeoStem was founded by former executives and founders of StemCyte, Inc., the world's second largest umbilical cord stem cell bank. In addition to other proprietary intellectual properties in the field of stem cell therapeutics, cellular biology and laboratory medicine, the company has developed and filed numerous patents on the processing techniques and therapeutic applications of adult stem cells for future health care needs.

About Cord Blood America

Cord Blood America (OTC BB:CBAI.OB - News) is the parent company of Cord Partners, which facilitates umbilical cord blood stem cell preservation for expectant parents and their children. Its mission is to be the most respected stem cell preservation company in the industry. Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and life-saving resource for treating a growing number of ailments, including cancer, leukemia, or blood and immune disorders. For more information on how this precious lifeline can benefit your family, visit http://www.cordpartners.com.

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as ``anticipate,'' ``believe,'' ``expect,'' ``future,'' ``intend,'' ``plan,'' and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional cord blood banking revenue streams. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

Contact:

AGORA Investor Relations

http://www.agoracom.com/IR/CordBloodAmerica

http://www.cordblood-america.com

CBAI@agoracom.com

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Source: Cord Blood America